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                                                                    EXHIBIT 99.1

[LOGO] Canaan
       Energy Corporation

                                                For further information contact:
                                                Sue Barnard, Corporate Secretary
                                                                  (405) 604-9205
                                                    sue.barnard@canaanenergy.com
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NEWS RELEASE

                CHESAPEAKE ENERGY CORPORATION ANNOUNCES AGREEMENT
                      TO ACQUIRE CANAAN ENERGY CORPORATION
                          FOR $18.00 PER SHARE IN CASH

            Company Acquires 100 Bcfe of Proved Reserves, 50 Bcfe of
              Probable and Possible Reserves and 22,000 Mmcfe Per
                     Day of Gas Production for $118 Million

OKLAHOMA CITY, OKLAHOMA, APRIL 22, 2002 - Chesapeake Energy Corporation (NYSE:CHK) and Canaan Energy Corporation (Nasdaq:KNAN) today jointly announced that Chesapeake has agreed to acquire the 4.5 million shares of fully diluted Canaan common stock not already owned by Chesapeake for $18.00 per share in cash. Including assumed debt (net of stock option proceeds and working capital) of approximately $33 million and $4 million of Canaan common stock previously acquired by Chesapeake at $12.00 per share, the estimated total cost of the transaction will be $118 million. Chesapeake intends to pay for the transaction from cash on hand.

Chesapeake values Canaan's estimated 100 billion cubic of natural gas equivalent
(bcfe) of proved reserves at $1.14 per mcfe after allocation of $4 million of the purchase price to Canaan's undeveloped leasehold inventory and other assets. Canaan's proved reserves are 91% natural gas, 74% proved developed and are located almost exclusively in Chesapeake's core Mid-Continent operating area. Based on current production rates of 22,000 thousand cubic feet of natural gas equivalent (mcfe) per day (8 bcfe per year), Canaan's reserves-to-production ratio is an attractive 12.5.

Chesapeake's estimated proved reserves at the end of 2001 were 1.8 tcfe. Because of successful drilling during the first quarter and increased commodity prices, Chesapeake's estimated proved reserves at March 31, 2002 have increased to 1.9 tcfe. The Canaan transaction will increase Chesapeake's proved reserves by 5% to
2.0 tcfe and will increase Chesapeake's previously projected production for 2002 by 4 bcfe to 172 bcfe (assuming the transaction closes in the

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third quarter). Chesapeake's previously projected production for 2003 of 175 bcfe will increase by 8 bcfe to 183 bcfe.

                               Management Comments

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer commented, "We are pleased to announce this negotiated acquisition of Canaan. This acquisition fits perfectly with Chesapeake's business strategy of creating value by acquiring and developing low-cost, long-lived natural gas assets in the Mid-Continent region of the U.S. Canaan has built a strong foundation of gas production and an attractive inventory of drilling projects, which Chesapeake intends to develop more aggressively than Canaan could have.

Although we originally offered $12.00 per share, we were provided the opportunity to review Canaan's assets through negotiation with Canaan's management. We were impressed with what we saw and agreed to increase our offer to the mutually acceptable price of $18.00 per share. The transaction is expected to close in the third quarter of 2002 and will be accretive to Chesapeake's asset value, cash flow and EBITDA in the second half of 2002, in 2003 and beyond."

John K. Penton, Canaan's President and Chief Operating Officer, commented, "We are pleased to enter into this transaction with Chesapeake. This transaction creates value for both companies and we enthusiastically recommend that our shareholders join us in voting for this merger."

                              Terms and Conditions

Although definitive purchase documents have been signed and both Boards of Directors have unanimously approved the transaction, the agreement is subject to normal regulatory approvals and a Canaan shareholder vote. Completion of the transaction is expected in the third quarter of 2002.

Canaan presently has 4.4 million common shares outstanding, plus employee and director options of 0.5 million shares. Of the outstanding shares, Chesapeake owns 0.3 million shares. Canaan's management and directors have agreed to vote their 1.2 million common shares in favor of the agreement.

Chesapeake will record the transaction using purchase accounting. In addition, under certain circumstances, Canaan has agreed to provide Chesapeake with a $5.0 million break-up fee in the event the transaction is not completed. CIBC World Markets advised Canaan in the transaction.

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                           Conference Call Information

Chesapeake's management invites your participation in its regularly scheduled earnings release conference call on Tuesday, April 30, 2002 at 9:00 am EDT. In addition to discussing first quarter results and the outlook for the remainder of 2002, the company will discuss the Canaan transaction and other important operational developments. You may participate in the call by dialing 913-981-5533 or listen to the call on the Internet by visiting our homepage at chkenergy.com and clicking on the link under Shareholder Information or by going directly to Vcall.com. In addition, a replay of the call will be available by dialing 719-457-0820 through May 13. The passcode for the replay is 563827.

Canaan Energy Corporation ("Canaan") and the Directors and Executive Officers of Canaan may be deemed to be participants in any solicitation of proxies in connection with seeking approval of holders of common stock of Canaan of the proposed acquisition of Canaan by Chesapeake Energy Corporation. A description of the interests of the Directors and Executive Officers of Canaan is set forth in the proxy statement on Schedule 14A for Canaan's 2001 annual meeting of shareholders filed with the Securities and Exchange Commission. The Directors and Executive Officers as a group beneficially own approximately 1,167,000 shares of Canaan common stock, which constitutes approximately 27% of the shares outstanding. All of such Directors and Executive Officers have agreed to vote in favor of the merger. For additional information about the interest of the foregoing participants in the transaction, please refer to the preliminary and definitive proxy statements, which will be filed with the SEC, in connection with the solicitation described above. Securityholders are urged to read the proxy statement when it is available because it will contain important information. Investors and securityholders can obtain a free copy of the proxy statement (when it is available) and other relevant documents on the SEC's web site at www.sec.gov. The proxy statement and related materials may also be
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obtained for free, when filed and available, by directing such request to Canaan at 405-604-9200.

Chesapeake Energy Corporation is one of the largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on developmental drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.
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Canaan Energy Corporation is an independent oil and gas exploration and production company headquartered in Oklahoma City, Oklahoma. Canaan trades on the NASDAQ NMS under the symbol KNAN. The company's Internet address is www.canaanenergy.com